EXHIBIT 16

Child, Van Wagoner & Bradshaw, PLLC
 CERTIFIED PUBLIC ACCOUNTANTS

5296 South Commerce Dr., Suite 300, Salt Lake City, UT 84107	Ph. 801-281-4700, Fax 801-281-4701

November 11, 2010

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for Andain, Inc. (“Company”) and reported on the financial statements of the Company as of and for the year ended December 31, 2005, the period of inception (July 23, 2004) through December 31, 2004, and the period of inception (July 23, 2004) through December 31, 2005.  We have read Item 4.01(a) of Andain, Inc.’s Report on Form 8-K, dated November 5, 2010, and agree with the statements made therein. We consent to the filing of this letter as Exhibit 16.1 to the Form 8-K.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC